Newcastle Investment Corp. 8-K
Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-182103) of Newcastle Investment Corp. and Subsidiaries and in the related Prospectus of our report dated February 28, 2013 (except Note 2 and Note 16, as to which the date is August 7, 2013), with respect to the consolidated financial statements of Newcastle Investment Corp and Subsidiaries, included in this Current Report (Form 8-K) dated August 7, 2013.

/s/ Ernst & Young LLP

New York, NY

August 7, 2013